Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
August 3, 2023

Southern Company reports second-quarter 2023 earnings

ATLANTA – Southern Company today reported second-quarter earnings of $838 million, or 77 cents per share, in 2023 compared with earnings of $1.1 billion, or $1.04 per share, in the second quarter of 2022. For the six months ended June 30, 2023, Southern Company reported earnings of $1.7 billion, or $1.56 per share, compared with $2.1 billion, or $2.01 per share, for the same period in 2022.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $868 million, or 79 cents per share, during the second quarter of 2023, compared with $1.1 billion, or $1.07 per share, during the second quarter of 2022. For the six months ended June 30, 2023, excluding these items, Southern Company earned $1.7 billion, or $1.59 per share, compared with $2.2 billion, or $2.05 per share, for the same period in 2022.

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income - Excluding Items (in millions)	2023	2022	2022	2021
Net Income - As Reported	$838	$1,107	$1,700	$2,139
Less:
Estimated Loss on Plants Under Construction	(3)	(54)	(4)	(55)
Tax Impact	1	13	1	13
Acquisition and Disposition Impacts	—	5	—	5
Tax Impact	—	(1)	—	(1)
Loss on Extinguishment of Debt	—	—	(5)	—
Tax Impact	—	—	1	—
Estimated Loss on Qualifying Infrastructure Plant	(38)	—	(38)	—
Tax Impact	10	—	10	—
Net Income - Excluding Items	$868	$1,144	$1,735	$2,177
Average Shares Outstanding - (in millions)	1,092	1,065	1,092	1,064
Basic Earnings Per Share - Excluding Items	$0.79	$1.07	$1.59	$2.05

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the second quarter 2023, as compared with the same period in 2022, were increased depreciation and amortization, milder weather at the company’s regulated electric utilities, changes in rates and pricing and higher interest expense, partially offset by lower income taxes and lower non-fuel operations and maintenance costs.

Second-quarter 2023 operating revenues were $5.7 billion, compared with $7.2 billion for the second quarter of 2022, a decrease of 20.2 percent. For the six months ended June 30, 2023, operating revenues were $12.2 billion, compared with $13.9 billion for the corresponding period in 2022, a decrease of 11.7 percent. These decreases were primarily due to lower fuel costs and milder weather in 2023.

“During the first half of the year, we experienced the mildest weather on record for our electric service territories. As we focus on delivering on our financial objectives, we remain committed to providing outstanding service to our customers and the growing economies we serve,” said President and CEO Christopher C. Womack.

“We are extremely pleased to share that Plant Vogtle Unit 3 entered commercial operation on Monday of this week,” added Womack. “Unit 3 is now serving Georgia customers with over 1,100 megawatts of 24-hours-a-day, seven days-a-week, carbon-free electricity, and we will remain steadfast in our focus on successfully completing Unit 4.”

“As the first new nuclear facility to be built in the United States in a generation, this achievement is the culmination of a years-long journey that involved tens of thousands of American craft workers and engineers, millions of labor hours and the development of a global supply chain,” continued Womack. “Also, we would be remiss not to acknowledge the commitment of our co-owners and regulators, all of whom had the foresight, courage and resolve to support nuclear power in Georgia.”

Southern Company’s second-quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. Providing clean, safe, reliable and affordable energy with excellent service is our mission. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy distribution company with national capabilities, a fiber optics network and telecommunications services. Through an industry-leading commitment to innovation, resilience and sustainability, we are taking action to meet customers’ and communities’ needs while advancing our goal of net zero greenhouse gas emissions by 2050. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success. We are transforming energy into economic, environmental and social progress for tomorrow. Our corporate culture and hiring practices have earned the company national awards and recognition from numerous organizations, including Forbes, The Military Times, DiversityInc, Black Enterprise, J.D. Power, Fortune, Human Rights Campaign and more. To learn more, visit www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, expectations regarding successful completion of Plant Vogtle Unit 4. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: current and future litigation or regulatory investigations, proceedings, or inquiries, including litigation and other disputes related to Plant Vogtle Units 3 and 4; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects, including Plant Vogtle Unit 4 (which includes components based on new technology that only within the last few years began initial operation in the global nuclear industry at this scale), due to current and/or future challenges which include, but are not limited to, changes in labor costs, availability, and productivity, challenges with the management of contractors or vendors, subcontractor performance, adverse weather conditions, shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor, contractor or supplier delay, the impacts of inflation, delays due to judicial or regulatory action, nonperformance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, engineering or design problems or any remediation related thereto, design and other licensing-based compliance matters, challenges with start-up activities, including major equipment failure or system integration, and/or operational performance, continued challenges related to the COVID-19 pandemic or future pandemic health events, continued public and policymaker support for projects, environmental and geological conditions, delays or increased costs to interconnect facilities to transmission grids, and increased financing costs as a result of changes in market interest rates or as a result of project delays; the ability to overcome or mitigate the current challenges, or challenges yet to be identified, at Plant Vogtle Unit 4, that could further impact the cost and schedule for the project; legal proceedings and regulatory approvals and actions related to construction projects, such as Plant Vogtle Unit 4, including Public Service Commission approvals and U.S. Nuclear Regulatory Commission (“NRC”) actions; under certain specified circumstances, a decision by holders of more than 10% of the ownership interests of Plant Vogtle Units 3 and 4 not to proceed with construction; the notices of tender by Oglethorpe Power Corporation and the City of Dalton of a portion of their ownership interests in Plant Vogtle Units 3 and 4 to Georgia Power, including related litigation; the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of NRC requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; the inherent risks involved in operating and constructing nuclear generating facilities; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the direct or indirect effect on the Southern Company system's business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars or other similar occurrences; the potential effects of the continued COVID-19 pandemic; and the direct or indirect effects on the Southern Company system's business resulting from incidents affecting the U.S. electric grid or operation of generating or storage resources. Southern Company expressly disclaims any obligation to update any forward-looking information.

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